UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2023

Blue Water Biotech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41294	83-2262816
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 E. Fifth Street, Suite 1900 Cincinnati, Ohio	45202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 620-4101

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.00001 per share	BWV	The Nasdaq Stock Market LLC

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into Material Definitive Agreement.

Agreement with Cardinal Health

On September 21, 2023, Blue Water Biotech, Inc. (the “Company”) entered into an Exclusive Distribution Agreement (the “Exclusive Distribution Agreement”), effective as of September 20, 2023 (the “Effective Date”), with Cardinal Health 105, LLC (“Cardinal Health”). Pursuant to, and subject to the terms and conditions of, the Exclusive Distribution Agreement, the Company engaged Cardinal Health as its exclusive third-party logistics distribution agent for sales of all of the Company’s commercial assets. The term of the Distribution Agreement is three years from the Effective Date and automatically renews for additional terms of one year each unless terminated pursuant to the terms of the Exclusive Distribution Agreement. Under the terms of the Exclusive Distribution Agreement, the Company must pay to Cardinal Health a one-time start-up fee of $15,500, a monthly account management fee of $7,000, and other fees for various services, including post-launch program implementation, information systems, warehouse operations, and financial services.

Amendment to Veru Asset Purchase Agreement

On September 29, 2023, the Company entered into an Amendment (the “Amendment”) of the Asset Purchase Agreement (the “Purchase Agreement”), dated as of April 19, 2023, by and between the Company and Veru Inc., a Wisconsin corporation (“Veru”) relating to the sale of the product ENTADFITM. Pursuant to the Purchase Agreement, the Company was required to make an installment payment of $4 million by September 30, 2023. Pursuant to the Amendment, the $4 million installment will be deemed paid and fully satisfied upon (1) the payment to Veru of the sum of $1 million in immediately available funds on September 29, 2023, and (2) the issuance to Veru by October 3, 2023 of 3,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) of the Company. The Company made such $1 million payment on September 29, 2023.

Series A Preferred Stock

The terms of the Series A Convertible Preferred Stock are set forth in a Certificate of Designations of Rights and Preferences of Series A Convertible Preferred Stock of the Company (the “Certificate of Designations”), which was filed with the State of Delaware on September 29, 2023. Pursuant to the Certificate of Designations, each share of Series A Preferred Stock is convertible by Veru at any time and from time to time from and after one year from the date of issuance of the Series A Preferred Stock into that number of shares of the Company’s common stock determined by dividing the Stated Value (as defined in the Certificate of Designations) of $1,000 per share by the Conversion Price (as defined in the Certificate of Designations) of $0.5254 per share, subject to adjustment as provided in the Certificate of Designations, subject to certain shareholder approval limitations. The Series A Preferred Stock is entitled to share ratably in any dividends paid on the Company’s common stock (on an as-if-converted-to-common-stock basis), has no voting rights except as to certain significant matters specified in the Certificate of Designations, and has a liquidation preference equal to the Stated Value of $1,000 per share plus any accrued but unpaid dividends thereon. The Series A Preferred Stock is redeemable in whole or in part at the Company’s option at any time.

The Series A Preferred Stock issued to Veru is initially convertible, in the aggregate, into approximately 5,709,935 shares of the Company’s common stock, subject to adjustment and certain shareholder approval limitations specified in the Certificate of Designations. Pursuant to the Amendment, the Company agreed to use commercially reasonable efforts to obtain such shareholder approval by December 31, 2023. The Company also agreed to include the shares of common stock issuable upon conversion of the Series A Preferred Stock in the next resale registration statement filed with the Securities and Exchange Commission.

The description of the Amendment and the Certificate of Designations set forth herein is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached as Exhibit 10.1 hereto and is being filed herewith, and to the full text of the Certificate of Designations, a copy of which is attached as Exhibit 3.1 hereto and is being filed herewith.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure contained in Item 1.01 of this Current Report on Form 8-K with respect to the terms of the Series A Preferred Stock to be issued to Veru is incorporated by reference in this Item 3.02. The Series A Preferred Stock will be issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as a transaction not involving a public offering.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

3.1	Certificate of Designations of Series A Preferred Stock
10.1	Amendment to Asset Purchase Agreement, dated as of September 29, 2023, by and between Blue Water Biotech, Inc. and Veru Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blue Water Biotech, Inc.

Date: October 3, 2023	By:	/s/ Erin Henderson
Erin Henderson
Chief Business Officer

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